Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Allied Motion Technologies Inc. and Subsidiaries:

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2008 with respect to the consolidated balance sheets of Allied Motion Technologies Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ investment and comprehensive income, and cash flows for each of the years then ended.

December 3, 2008

Denver, Colorado

/s/ Ehrhardt Keefe Steiner Hottman PC